EXHIBIT 15





TXU Electric Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Electric Company and subsidiaries (TXU Electric) for the periods ended March 31, June 30, and September 30, 2000 and 1999 as indicated in our reports dated May 15, August 7, and November 10, 2000, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in TXU Electric's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000 are incorporated by reference in this Registration Statement on Form S-3 of TXU Electric.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas
January 5, 2001